Rule 424(b)(3)

Registration No. 333-248848

PROSPECTUS

Seneca Biopharma, Inc.

1,757,704

SHARES OF COMMON STOCK

This prospectus relates to the offer and sale by us of up to 1,757,704 shares of common stock, par value $0.01 per share, being offered by the selling stockholders (“Selling Stockholders”) listed on page 7 consisting of the following shares underlying warrants (collectively, the “Warrants”): (i) 26,263 warrants issued in our May 6, 2016 underwritten offering (“May 2016 Underwritten Offering”), each having an exercise price of $0.90 per share, expiring on May 6, 2021, pursuant to our Registration Statement (file No. 333-196567) filed with the United States Securities and Exchange Commission on June 6, 2014, declared effective on June 19, 2014, and pursuant to a prospectus supplement dated May 3, 2016 (the “May 2016 Public Warrants”); (ii) 10,386 warrants issued in our May 14, 2016 private placement (“May 2016 Private Offering”), each having an exercise price of $0.90 per share, expiring on May 14, 2021, (the “May 2016 Private Warrants”); (iii) 112,500 warrants issued in our August 1, 2017 underwritten offering (“August 2017 Offering”), each having an exercise price of $0.90 per share, expiring on August 1,2024, pursuant to our Registration Statement (file No. 333-218608) filed with the United States Securities and Exchange Commission on June 21, 2017, declared effective on June 23, 2017, and pursuant to a prospectus supplement dated July 27, 2017 (the “August 2017 Warrants”); (iv) 150,000 previously unregistered warrants issued in our October 29, 2018 registered offering and private placement (“October 2018 Offering”), each having an exercise price of $15.00 per share, expiring on April 29, 2024 (the “October 2018 Warrants”), (v) 9,000 previously unregistered warrants issued to placement agents as compensation in our October 2018 Offering, each having an exercise price of $17.50 per share, expiring on October 25, 2023, (the “October 2018 PA Warrants”); (vi) 413,666 Series M warrants issued in our July 31, 2019 underwritten offering (“July 2019 Offering”), each having an exercise price of $2.70 per share, expiring on December 31, 2020, pursuant to our Registration Statement (file No. 333-232273) filed with the United States Securities and Exchange Commission on July 25, 2019, declared effective on July 25, 2019, and pursuant to a prospectus dated July 25, 2019 (the “July 2019 Series M Warrants”); (vii) 413,666 Series N warrants issued in our July 2019 Offering, each having an exercise price of $2.70 per share, expiring on July 30, 2024, pursuant to our Registration Statement (file No. 333-232273) filed with the United States Securities and Exchange Commission on July 25, 2019, declared effective on July 25, 2019, and pursuant to a prospectus dated July 25, 2019 (the “July 2019 Series N Warrants”); (viii) 222,223 warrants issued to underwriters as compensation in our July 2019 Offering, each having an exercise price of $3.375 per share, expiring on July 25, 2024, pursuant to our Registration Statement (file No. 333-232273) filed with the United States Securities and Exchange Commission on July 25, 2019, declared effective on July 25, 2019, and pursuant to a prospectus dated July 25, 2019 (the “July 2019 Underwriter Warrants”); and (ix) 400,000 previously unregistered warrants issued to placement agents as compensation in our May 27, 2020 offering (“May 2020 Offering”), each having an exercise price of $1.25 per share, expiring on May 22, 2025 (“May 2020 PA Warrants”).

We will receive the proceeds from any cash exercises of the Warrants. Each Warrant is exercisable at any time until its expiration date as described above.

The Selling Stockholders identified in this prospectus may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 28. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 7.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SNCA.” On September 14, 2020, the last reported sale price of our common stock was $0.58 per share. You are urged to obtain current market quotations for the common stock. Our principal executive offices are located at 20271 Goldenrod Lane, Germantown, Maryland 20876, and our telephone number is (301) 366-4841.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON PAGE 7 AND CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 23, 2020

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Forward-looking statements include, but are not limited to, statements about: our business, operations, financial performance and condition, earnings, our prospects, our ability to raise capital to fund our operations and business plan, the continued listing of our securities on the NASDAQ Capital Market, our ability to protect intellectual property rights as well as regarding our industry generally. Forward–looking statements are not guarantees of performance. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Our Business

Overview

Executive Overview

Historically, we have been primarily focused on the research and development of nervous system therapies based on our proprietary human neural stem cells and our small molecule compounds. In early 2019, we also began an in-licensing and acquisition strategy by which we are evaluating novel therapeutics that could benefit from our development experience with the goal of developing such technologies for commercialization as well as an out- licensing initiative to find partners or interested parties to acquire or license NSI-566 (neural stem cell) and NSI-189 (small molecule compounds) and their respective clinical and pre-clinical programs and development.

In-licensing and Acquisition Strategy

We have initiated an in-licensing and/or acquisition strategy to expand our product pipeline. Our in-licensing strategy consists of evaluating novel therapeutics that could benefit from our development experience with the goal of developing such candidates for commercialization. We believe that this element of our corporate strategy could provide new opportunities for product development and diversify risks inherent in focusing on a limited product portfolio and therapeutic areas, thus potentially increasing our probability of commercial success.

Existing Clinical Programs

Historically, we have devoted our efforts and financial resources primarily to the pre-clinical and clinical development of our small molecule compounds and our stem cell therapeutics. At this time we are focused on the out-licensing or sale of these assets as well as winding down our ongoing development efforts.

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NSI - 566 (Stem Cells)

The human central nervous system (CNS) has limited capacity for regeneration following injury or the onset of disease. Traditional therapies have mainly focused on minimizing the progression or symptoms of CNS disease or injury but have not been effective at repairing the underlying cause of such disease. The goal of our cell therapy initiatives is the regeneration of neural function which has been lost to disease or injury. We believe that neuroprotection, neuroregeneration, and/or bridging of damaged neural circuitry may be accomplished by implantation of NSI-566 at the injury site.

Our proprietary technology enables the isolation and large-scale expansion of regionally specific neural stem cells from all areas of the developing human brain and spinal cord and enables the generation of commercially useful quantities of highly characterized allogeneic human neural stem cells that can be transplanted into patients to mitigate the consequences of CNS diseases or injury. We have developed and optimized processes that allow us to manufacture these cells under current Good Manufacturing Practices (cGMP) compliant conditions as required by the United States Food and Drug Administration or FDA for use in clinical trials and have generated cell banks which we believe are sufficient to provide material to meet our requirements through completion of Phase 3 studies. We have exclusive licenses for the manufacturing and use of the surgical platform and cannula that enable administration of the cells to the spinal cord for treatment. Based on our preclinical data, we believe that our human neural stem cells will differentiate into neurons and glia after grafting into the patient and will provide neuroprotection and stimulate neuroregeneration.

Our lead stem cell program is the spinal cord-derived neural stem cell line, NSI-566, which is being tested for treatment of paralysis due to amyotrophic lateral sclerosis (ALS, or Lou Gehrig’s disease), ischemic stroke, and spinal cord injury (SCI). To date we have completed Phase 1 and Phase 2 safety and dose escalation studies in subjects with ALS and a Phase 1 safety and dose escalation study in subjects with motor deficits due to ischemic stroke. Each of these studies are currently in their long-term follow-up stage. In August 2018, we initiated a non-GCP (Good Clinical Practice) compliant randomized, double-blind, placebo-controlled Phase 2 trial in subjects with chronic ischemic stroke. We are also conducting a Phase 1 open label study to evaluate the safety of implanting NSI-566 in subjects with chronic SCI.

Motor Deficits Due to Ischemic Stroke

Over 700,000 individuals suffer stroke each year in the US, the majority of whom experience long-term functional deficits. Ischemic stroke, which accounts for about 75% of all strokes, occurs as a result of an obstruction within a vessel supplying blood to the brain. Post-stroke motor deficits include paralysis or weakness in arms and legs and speech impairment and can be permanent. In the US, approximately 1.8 million people live with paralysis due to stroke. We believe that NSI-566 may provide an effective treatment for restoring motor deficits resulting from ischemic stroke by creating new circuitry in the area of injury and promoting regeneration of neural tissue damaged by the ischemic event.

Amyotrophic Lateral Sclerosis

Amyotrophic lateral sclerosis (“ALS”) is a disease of the nerve cells in the brain and spinal cord that control voluntary muscle movement. In 2018 the United States Centers for Disease Control and Prevention reported that between 16,000 and 17,000 Americans have ALS, a prevalence of 5.2 cases per 100,000 people. In ALS, nerve cells (motor neurons) waste away or die and can no longer send messages to muscles. This eventually leads to muscle weakening, twitching, and an inability to move the arms, legs, and body. As the condition progresses, muscles in the chest area stop working, making it difficult or impossible to breathe. NSI-566 is under development as a potential treatment for ALS by providing cells designed to nurture and protect the patient’s remaining motor neurons.. We received orphan designation by the FDA for NSI-566 in ALS.

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Chronic Spinal Cord Injury

SCI may result from trauma or disease affecting the spinal cord, and is in many cases a long term, chronic and disabling neurological condition. In the US it is estimated that there are over17,000 new cases of SCI per year, with a prevalence of 250,000-368,000 people. Chronic spinal cord injury (cSCI) refers to the window after recovery has plateaued, beginning approximately 6-12 months after injury. We believe that NSI-566 may provide an effective treatment for cSCI by “bridging the gap” in the spinal cord circuitry created following traumatic spinal cord injury and providing new cells to help transmit the signal from the brain to points at or below the point of injury.

Clinical Experience with NSI-566

Ischemic Stroke

In 2013, we commenced an open label, non-GCP compliant, Phase I safety and dose escalation study to test transplantation of NSI-566 in human subjects for the treatment of motor deficits due to ischemic stroke. The trial was conducted at BaYi Brain Hospital in Beijing, China and sponsored by Suzhou Neuralstem, a wholly-owned subsidiary of Seneca in China. This study was intended to evaluate the safety of direct injections of NSI-566 into the brain and to determine the maximum safe tolerated dose. We completed dosing the final cohort, for a total of nine subjects, in March 2016. Subjects were monitored through a 24-month observational follow-up period. Delivery of NSI-566 cells in this population appeared to be safe and well tolerated at all doses. There were no deaths or serious adverse events related to the treatment (Zhang et al., Stem Cells Transl Med 2019, 8(10):999-1007).

In August 2018, we initiated a non-GCP compliant Phase 2 trial which is designed as a randomized, double-blind, placebo-controlled study. A total of 22 subjects were randomized to receive NSI-566 stem cells (72 million cells) or sham-surgery at a 1:1 ratio. All operations were conducted at BaYi Brain Hospital, the site of the Phase 1 study, and all follow-up assessments are being conducted by blinded, independent neurologists at Beijing Rehabilitation Hospital. The final subject was enrolled in this study in August 2019.

Amyotrophic Lateral Sclerosis

In January 2010, we commenced a Phase 1 trial of NSI-566 in ALS at Emory University in Atlanta, Georgia. The purpose of the trial was to evaluate the safety of our proposed treatment and procedure in a total of 15 subjects. The dosing of subjects in the Phase 1 trial, as designed, was completed in August of 2012. We commenced a Phase 2 multisite clinical trial in subjects suffering from ALS in September of 2013 to further test the feasibility and safety of the treatment and procedure, and maximum tolerated dose of cells. The Phase 2 dose escalation trial enrolled 15 ambulatory subjects in five different dosing cohorts.

In June 2017, 24-month Phase 2 results and combined Phase 1 and Phase 2 data from our ALS trials were presented at the International Society for Stem Cell Research (ISSCR) Annual Meeting, Approaches to Treating ALS, Boston, Massachusetts, by principal investigator Eva Feldman, MD, PhD, Russell N. DeJong Professor of Neurology and Director of Research of the ALS Clinic at the University of Michigan Health. The data showed that the intraspinal transplantation of the cells was safe and well tolerated. Subjects from both the Phase 1 and Phase 2 continue to be monitored for long-term follow-up evaluations.

Chronic Spinal Cord Injury

In 2013, we received authorization from the FDA to commence a Phase 1 clinical trial to treat chronic spinal cord injury. The trial, which is taking place at The University of California, San Diego or UCSD, commenced in 2014 and the first subject was treated in October 2014. The study enrolled four AIS A classification thoracic spinal cord injury subjects (motor and sensory complete), one to two years’ post-injury at the time of stem cell treatment. In January of 2016, we reported six-month follow-up data on all four subjects. The stem cell treatment was found to be safe and well-tolerated by the subjects enrolled and there were no serious adverse events. In April of 2018, we enrolled the first subject in the second cohort of the trial, which included patients with AIS-A complete, quadriplegic, cervical injuries involving C5-C7 of their spinal cord. The final patient of this cohort was enrolled in March 2019.

In June 2018, the study investigators published the results of the first cohort in the journal Cell Stem Cell. The results support the potential of transplanted NSI-566 to benefit patients with cSCI. At 18 months to 27 months after surgery, the analysis of motor and sensory function and electrophysiology showed changes in three of the four patients after NSI-566 transplantation. There was no evidence of serious adverse events, suggesting the procedure is well- tolerated.

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Pre-Clinical Experience with NSI-566 and other candidates in our stem cell pipeline

Our preclinical studies with NSI-566 have served to provide the foundation for our ongoing clinical trials by demonstrating performance and efficacy of this cell line in animal models for ALS (Hefferan et al., PLoS One 2012, 7(8):e42614; Xu et al., Transplantation 2006, 82(7):865-875; Xu et al., J Comp Neurol 2009, 514(4):297-309; Xu et al., Neurosci Lett 2011, 494(3):222-226; Yan et al., Stem Cells 2006, 24(8):1976-1985), spinal cord injury (Cizkova et al., Neuroscience 2007, 147(2):546-560; Lu et al., Cell 2012, 150(6):1264-1273; van Gorp et al., Stem Cell Res Ther 2013, 4(3):57), and ischemic stroke (Tajiri et al., PLoS One 2014, 9(3):e91408), and demonstrated safety in large animals (Raore et al., Spine 2011, 36(3):E164-E171; Usvald et al., Cell Transplant 2010, 19(9):1103-1122). Additional studies involving NSI-566 or other proprietary cell lines are directed at identifying new therapeutic candidates. These include: 1) an ongoing collaboration with investigators at the Miami Project to Cure Paralysis to evaluate the application of NSI-566 in preclinical animal models for traumatic brain injury (Spurlock et al., J Neurotrauma 2017, 34(11):1981-1995), and 2) evaluation of the ability of NSI-532.IGF1, a human neural stem cell line engineered to express the trophic factor IGF1, to reverse the cognitive impact of neurodegeneration in a mouse model of Alzheimer’s Disease (McGinley et al., Sci Rep 2018, 8(1):14776).

NSI-189 (Small Molecule Pharmaceutical Compound)

NSI-189 represents a new chemical entity that works through what appears to be a novel mechanism of action to stimulate neurogenesis of stem cells in the hippocampus, as well as generation of new synapses. Because impaired hippocampal neurogenesis has been linked with depression, we conducted clinical trials to evaluate the safety and effectiveness of NSI-189 in patients suffering from Major Depressive Disorder or MDD.

Major Depressive Disorder (MDD)

Major depressive disorder (also known as recurrent depressive disorder, clinical depression, major depression, unipolar depression, or unipolar disorder) is a mental disorder characterized by episodes of all-encompassing low mood accompanied by low self-esteem and loss of interest or pleasure in normally enjoyable activities. According to the World Health Organization, MDD is the leading cause of disability in the U.S. for persons age 15 to 44. In 2017, an estimated 17.3 million adults in the United States had at least one major depressive episode in the prior year. This number represented 7.1% of all adults in the US. (https://www.nimh.nih.gov/health/statistics/prevalence/major-depression-among-adults.shtml). Treatment of MDD is characterized by a high level of patient turnover due to low efficacy and high side effects. It is estimated that 67% of patients will fail their first line therapy, 75% will then fail their second line prescription and 80% will then fail their third line prescription (Rush et al., Control Clin Trials 2004, 25(1):119-142).

Clinical Experience with NSI-189

In 2011, we commenced a Phase 1A clinical trial to evaluate the safety and pharmacokinetics of NSI-189 in healthy volunteers. The study enrolled 41 healthy male and female subjects into a single ascending dose phase. No dose-limiting toxicity was observed, and no serious adverse events (AE) were noted. This study was followed in 2012 with a Phase 1B randomized, double-blind, placebo-controlled, multiple-dose escalation study to evaluate safety, tolerability, pharmacokinetic (PK), and pharmacodynamic (PD) effects of NSI-189 phosphate in subjects with MDD. Trial data were presented in June 2014 at the American Society of Clinical Psychopharmacology Annual Meeting (ASCP) and published in the journal Molecular Psychiatry (Fava et al., Mol Psychiatry 2016, 21(10):1372-1380). NSI-189 was well tolerated and there were no serious adverse events.

In May of 2016, we initiated an exploratory Phase 2 randomized, placebo-controlled, double-blind clinical trial for the treatment of MDD in an outpatient setting. The study randomized 220 subjects into three cohorts: NSI-189 40 mg twice daily (BID), NSI-189 40 mg once daily (QD), or placebo, and was conducted under the direction of study principal investigator (PI) Maurizio Fava, MD, Executive Vice Chair, Department of Psychiatry and Executive Director, Clinical Trials Network and Institute, Massachusetts General Hospital. The study did not meet its primary efficacy endpoint of a statistically significant reduction in depression symptoms on the Montgomery-Asberg Depression Rating Scale (MADRS), compared to placebo. Both doses were well-tolerated with no serious adverse events reported.

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On December 5, 2017, we presented an updated analysis – including reports on all secondary scales – from the Phase 2 study of NSI-189 in MDD at the 56th American College of Neuropsychopharmacology (ACNP) Annual Meeting. Three additional patient reported outcomes showed statistically significant improvements in depressive and cognitive symptoms; all three patient reported outcome scales (SDQ, CPFQ, and QIDS-SR) NSI-189 reached statistical significance over placebo.

In addition, we presented data on NSI-189’s effect on cognition as measured by computer-administered objective tests of cognition in the MDD patients. Two different test methods were used: Cogstate® and CogScreen®. Cogstate did not yield statistically significant results. In CogScreen® test, NSI-189 40 mg showed statistically significant improvement (p<0.05) on objective measures of executive functioning, attention, working memory, and memory.

NSI-189 appeared to be safe and well tolerated with no serious adverse events. There were no clinically meaningful changes in body weight or BMI, or in sexual function inventory. The study results have been published (Papakostas et al., Mol Psychiatry 2019, doi: 10.1038/s41380-018-0334-8).

Preclinical Experience with NSI-189

NSI-189 has shown promise in preclinical studies evaluating its impact in animal models for a number of different disease indications, including:

1.	Ischemic stroke—in 2017 Tajiri and colleagues published a manuscript reporting that NSI-189 ameliorated motor and neurological deficits in a rodent model of ischemic stroke (Tajiri et al., J Cell Physiol 2017, 232(10):2731-2740)

2.	Radiation-induced cognitive dysfunction—in 2018 Allen and colleagues published a manuscript reporting that NSI-189 treatment could reverse cognitive deficits in rats caused by cranial irradiation, a model of cranial radiotherapy in the treatment of brain tumors (Allen et al., Radiat Res 2018, 189(4):345-353).

3.	Angelman syndrome—in 2019 Liu and colleagues published a manuscript reporting that NSI-189 reversed impairments in cognitive and motor deficits in a rodent model of Angelman syndrome and increased synaptic strength in sections of brains taken from these animals (Liu et al., Neuropharmacology 2019, 144:337-344). Angelman syndrome (AS) is a rare congenital genetic disorder caused by a lack of function in the UBE3A gene on the maternal 15th chromosome. It affects approximately one in 15,000 people - about 500,000 individuals globally. Symptoms of AS include developmental delay, lack of speech, seizures, and walking and balance disorders.

4.	Diabetes-associated peripheral neuropathy—in 2019 Jolivalt and colleagues published a manuscript reporting that NSI-189 mitigated or reversed disease-associated central and peripheral neuropathy in two rodent models of diabetes (Jolivalt et al., Diabetes 2019, (11):2143-2154). Improvements resulting from NSI-189 treatment were seen on multiple sensory and cognitive indices.

A common theme emerging from these and other preclinical studies has been the ability of NSI-189 to promote synaptogenesis as well as hippocampal neurogenesis, along with its neuroprotective properties. Due to the favorable safety profile seen in the Phase I and II clinical studies of NSI-189 and the impact on cognitive measures observed in the Phase II trial in MDD patients, we feel that this asset may have potential in treatment of one or more diseases including those described above. On August 9, 2018, NSI-189 received orphan designation for the treatment of Angelman syndrome.

Our Technologies

Stem Cells

From a therapeutic perspective, our stem cell-based technology enables the isolation and large-scale expansion of regionally specific, human neural stem cells from all areas of the developing human brain and spinal cord thus enabling the generation of physiologically relevant human neurons of different types. We believe that our stem cell technology will enable the replacement or supplementation of malfunctioning or dead cells thereby creating a neurotrophic environment that offers protection to neural tissue as a way to treat disease and injury. Many significant and currently untreatable human diseases arise from the loss or malfunction of specific cell types in the body. Our focus is the development of effective methods to generate replacement cells from neural stem cells. We believe that creating a neurotrophic environment by replacing damaged, malfunctioning or dead neural cells with fully functional ones may be a useful therapeutic strategy in treating many diseases and conditions of the central nervous system.

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Our Proprietary and Novel Screening Platform

Our human neural stem cell lines form the foundation for functional cell-based assays used to screen for small molecule compounds that can impact biologically relevant outcomes such as neurogenesis, synapse formation, and protection against toxic insults. We have developed over 300 unique stem cell lines representing multiple different regions of the developing brain and spinal cord at multiple different time points in development, enabling the generation of physiologically relevant human neural cells for screening, target validation, and mechanism-of-action studies. This platform provides us with a unique and powerful tool to identify new chemical entities to treat a broad range of nervous system conditions.

Small Molecule Pharmaceutical Compounds.

Utilizing our proprietary stem cell-based screening capability, we have discovered and patented a series of small molecule compounds that includes NSI-189. We believe our low molecular weight organic compounds can efficiently cross the blood/brain barrier. In mice, research indicated that the small molecule compounds both stimulate neurogenesis of the hippocampus and increase its volume. We believe the small molecule compounds may promote synaptogenesis and neurogenesis in the human hippocampus thereby potentially providing therapeutic benefits in indications such as MDD and may also provide clinical benefit in indications such as Angelman Syndrome, Diabetic Neuropathy, Cognition, Stroke and Radiation Induced Cognitive Deficit.

Research and Development

Historically, substantial resources have been devoted to our research and development programs. Based upon our in-licensing and/or acquisition strategy as well as our out-licensing strategy, we have significantly curtailed our research and development efforts. We are currently limiting these efforts to winding down our ongoing pre-clinical and clinical activities, the maintenance of our intellectual property portfolios and the evaluation of new technologies for in-licensing and/or acquisition. We anticipate that if successful in our in-licensing and/or acquisition strategy, our research and development effort will increase as we commence development of such technologies or assets.

Intellectual Property

We have developed and maintain a portfolio of patents and patent applications that form the proprietary base for our research and development efforts. We own or exclusively license 17 United States issued and pending patents and over 77 foreign issued and pending patents in the field of regenerative medicine, related to our stem cell technologies as well as our small molecule compounds. Our issued patents have expiration dates ranging from 2023 through 2038.

When appropriate, we seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe will provide us with a competitive advantage. We accomplish this by filing patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, although not always, we file patent applications both in the United States and in select international markets. In addition, we plan to obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development and commercialization initiatives and our strategic business interests.

In addition to patenting our technologies, we also rely on confidential and proprietary information and take active measures to control access to that information, including the use of confidentiality agreements with our employees, consultants and certain of our contractors.

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Our policy is to require our employees, consultants and significant scientific collaborators and sponsored researchers to execute confidentiality and assignment of invention agreements upon the commencement of an employment or consulting relationship with us. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's or entity’s relationship with us, is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements generally provide that all inventions conceived by the individual or entity in the course of rendering services to us shall be our exclusive property.

Employees

As of June 30, 2020, we had seven (7) full-time employees. We also use the services of several outside consultants in business and scientific matters.

Our Corporate Information

We were incorporated in Delaware in 2001. On October 28, 2019, we changed our name from Neuralstem, Inc. to Seneca Biopharma, Inc. Our principal executive offices are located at 20271 Goldenrod Lane, Germantown, Maryland 20876, and our telephone number is (301) 366-4841. Our website is located at www.senecabio.com.

We have not incorporated by reference into this Registration Statement, in, or that can be accessed through, our website and you should not consider it to be a part of this Registration Statement.

RISK FACTORS

Investing in our securities involves significant risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors set forth below, together with all of the other information contained or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K on file with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.   In the event the Warrants held by the selling stockholders are exercised for cash, we will receive approximately $5,525,533. We will use the proceeds received from the exercise of warrants, if any, for working capital.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the Selling Stockholders to offer and sell the securities to the public. The Selling Stockholders may offer for resale some or all of their securities at the time and price that they choose pursuant to the Plan of Distribution.   On any given day, the price per share of common stock likely to be based on the market price for our common stock on the Nasdaq Capital Market.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 1,757,704 common shares issuable upon the exercise of Warrants held by the Selling Stockholders. The Warrants issued to the Selling Stockholders consist of: (i) 26,263 May 2016 Public Warrants issued to investors in our May 2016 Underwritten Offering, (ii) 10,386 May 2016 Private Warrants issued to investors in our May 2016 Private Offering, (iii) 112,500 August 2017 Warrants issued to investors in our August 2017 Offering, (iv) 150,000 October 2018 Warrants issued to investors in our October 2018 Offering, (v) 9,000 October 2018 PA Warrants issued to placement agents as compensation in our October 2018 Offering (vi) 413,666 July 2019 Series M Warrants issued to investors in our July 2019 Offering, (vii) 413,666 July 2019 Series N Warrants issued to investors in our July 2019 Offering (viii) 222,223 July 2019 Underwriter Warrants issued to underwriters as compensation in our July 2019 Offering; and (ix) 400,000 May 2020 PA Warrants issued to placement agents as compensation in our May 2020 Offering. For a further description of each of the foregoing offerings and the warrants issued thereunder, please see the section of this Prospectus entitled “Description of Securities to be Registered” beginning on page 17.

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Set forth below is information, to the extent known to us, setting forth the name of each Selling Stockholder and the amount and percentage of Common Stock owned by each (including shares that can be acquired on the exercise of outstanding Warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering assuming all shares are sold.  The footnotes provide information about persons who have voting and dispositive power for the Selling Stockholders and about transactions between the Selling Stockholders and the Company. To the extent such information is not readily available, we will provide it by prospectus supplement prior to issuing any shares of Common Stock underlying the Warrants. Please see Footnote 3 to the selling stockholder table below.

The Selling Stockholders may sell all or some of the shares of Common Stock they are offering, and may sell shares of our Common Stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder exercises all of its Warrants and sells all of the shares issued upon exercise thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares.  We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”  The total number of shares of Common Stock sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations, recapitalizations or the triggering anti-dilution protective provisions (as applicable for the Warrants) with regard to the Warrants.

Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

The Selling Stockholders may sell all or some of the shares of Common Stock they are offering, and may sell shares of our Common Stock otherwise than pursuant to this prospectus. The table below assumes that each Selling Stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each Selling Stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

8

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Convertible Securities	Amount	% of class	Shares being registered	Amount	% of Class
Water Street Capital, LLC (3)(4)	-	27	27	0.00%	27	-	*
TMB Pacific Global LLC (3)(5)	-	39	39	0.00%	39	-	*
Steven Cohen (3)(6)	-	270	270	0.00%	270	-	*
Stanford Ventures, Inc.(3)(7)	-	193	193	0.00%	193	-	*
Ron Horwath (3)(8)	-	224	224	0.00%	224	-	*
Robert Weiss (3)(9)	-	54	54	0.00%	54	-	*
Rio Norte (3)(10)	-	39	39	0.00%	39	-	*
Radar Alternative Fund LP (3)(11)	-	77	77	0.00%	77	-	*
Paul Creditor (3)(12)	-	97	97	0.00%	97	-	*
Noam Rand (3)(13)	-	131	131	0.00%	131	-	*
Neil Vogel (3)(14)	-	39	39	0.00%	39	-	*
Michael Engmann (3)(15)	-	565	565	0.00%	565	-	*
MDNH Partners LP (3)(16)	-	283	283	0.00%	283	-	*
Mark Mays (3)(17)	-	693	693	0.00%	693	-	*
Kaivalya LLC (3)(18)	-	20	20	0.00%	20	-	*
JJL Capital (3)(19)	-	39	39	0.00%	39	-	*
J Steven Emerson (3)(20)	-	1154	1,154	0.01%	1,154	-	*
Ikona Global Partners (3)(21)	-	77	77	0.00%	77	-	*
Howard M. Siegel (3)(22)	-	97	97	0.00%	97	-	*
First Harrison Group (3)(23)	-	39	39	0.00%	39	-	*
Emerson Partners (3)(24)	-	577	577	0.00%	577	-	*
Echo Investments LLC (3)(25)	-	154	154	0.00%	154	-	*
Douglas Engmann & Barbara Engmann Trust (3)(26)	-	565	565	0.00%	565	-	*
Colorado Family Partners LLC (3)(27)	-	154	154	0.00%	154	-	*
Catalyst (3)(28)	-	20	20	0.00%	20	-	*
Auriga Investors Montserrat Global Fund (3)(29)	-	9,616	9,616	0.06%	9,616	-	*
Anson Investments Master Fund LP (3)(30)	-	9,616	9,616	0.06%	9,616	-	*
Altitude Investment Partners (3)(31)	-	154	154	0.00%	154	-	*
Alpha Capital Anstalt (3)(32)	-	1,250	1,250	0.01%	1,250	-	*
EZ MM&B Holdings, LLC A Delaware limited liability company (3)(33)	-	5,770	5,770	0.03%	5,770	-	*
J. Steven Emerson IRA Rollover II, Pershing LLC as Custodian (3)(34)	-	3,077	3,077	0.02%	3,077	-	*
J. Steven Emerson Roth IRA, Pershing LLC as Custodian (3)(35)	-	1,539	1,539	0.01%	1,539	-	*
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (3)(36)	-	18,750	18,750	0.11%	18,750	-	*
CVI Investements (3)(37)	-	46,875	46,875	0.27%	46,875	-	*
Hudson Bay Master Fund LTD (3)(38)	-	46,875	46,875	0.27%	46,875	-	*
John J Ewine (3)(39)		114,814	114,814	0.66%	114,814	-	*
Shailesh Gupta (3)(40)	-	37,000	37,000	0.21%	37,000	-	*
Shailesh Gupta IRA (3)(41)	-	3,000	3,000	0.02%	3,000	-	*
Donny Smith (3)(42)	-	18,522	18,522	0.11%	18,522	-	*
James G Cloud (3)(43)	-	33,332	33,332	0.19%	33,332	-	*
Gordon M Johnson (3)(44)	-	33,332	33,332	0.19%	33,332	-	*
Charles F Robinson (3)(45)	-	3,300	3,300	0.02%	3,300	-	*
Melanie J Thomas R/O IRA (3)(46)	-	7,400	7,400	0.04%	7,400	-	*
NAZIM KARIM OR NILOFAR KARIM O SURVIVOR OF THEIR TRUSTEES OR TRUSTEES DTD 11/6/2001 FBO THE KARIM FAMILY (3)(47)	-	5,550	5,550	0.03%	5,550	-	*
Karen L Dixon a Married Woman (3)(48)	-	4,500	4,500	0.03%	4,500	-	*
Ray Blom (3)(49)	-	5,550	5,550	0.03%	5,550	-	*
Glenn Braica (3)(50)	-	5,550	5,550	0.03%	5,550	-	*
Andrew Williams IRA (3)(51)	-	6,800	6,800	0.04%	6,800	-	*
Myung Kyung Angela Cha (3)(52)	-	5,550	5,550	0.03%	5,550	-	*
Philip Smith (3)(53)		5,550	5,550	0.03%	5,550	-	*

9

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Convertible Securities	Amount	% of class	Shares being registered	Amount	% of Class
Rhonda Hennessy IRA (3)(54)	-	5,550	5,550	0.03%	5,550	-	*
EDWARD J SKLANKA REV TRUST EDWARD J SKLANKA TTEE SUSAN SKLANKA TTEE (3)(55)	-	4,000	4,000	0.02%	4,000	-	*
Edward J Primka III (3)(56)	-	4,000	4,000	0.02%	4,000	-	*
IMS Group LLC (3)(57)	-	3,000	3,000	0.02%	3,000	-	*
Ruth A Beisel ROTH IRA (3)(58)	-	3,000	3,000	0.02%	3,000	-	*
Thomas J Loughlin (3)(59)	-	11,000	11,000	0.06%	11,000	-	*
Henry D Banaszek (3)(60)	-	3,000	3,000	0.02%	3,000	-	*
Jean-Paul Bosque (3)(61)	-	20,000	20,000	0.12%	20,000	-	*
Fox Hollow Holdings INC (3)(62)	-	2,700	2,700	0.02%	2,700	-	*
Fox Fun Investments LLC (3)(63)	-	8,000	8,000	0.05%	8,000	-	*
BJI Financial Group INC (3)(64)	-	27,000	27,000	0.16%	27,000	-	*
Andrew Smukler (3)(65)	-	96,000	96,000	0.55%	96,000	-	*
RFMF Partners LLC (3)(66)	-	10,000	10,000	0.06%	10,000	-	*
Wayne Equities LLC (3)(67)	-	6,000	6,000	0.03%	6,000	-	*
Patricia Winter (3)(68)	-	49,444	49,444	0.29%	49,444	-	*
First Harrison Group (3)(69)	-	16,000	16,000	0.09%	16,000	-	*
Quantatative Limited (3)(70)	-	7,408	7,408	0.04%	7,408	-	*
Marc Friedfertig (3)(71)	-	4,444	4,444	0.03%	4,444	-	*
Nancy & Brian First (3)(72)	-	4,444	4,444	0.03%	4,444	-	*
TMB Pacific Global LLC (3)(73)	-	14,000	14,000	0.08%	14,000	-	*
JJL Capital (3)(74)	-	6,000	6,000	0.03%	6,000	-	*
KDZ Partners LLC (3)(75)	-	38,890	38,890	0.22%	38,890	-	*
Port Holding (3)(76)	-	20,000	20,000	0.12%	20,000	-	*
BJI Financial Group INC (3)(77)	-	10,000	10,000	0.06%	10,000	-	*
Steve Rubinstein (3)(78)	-	4,444	4,444	0.03%	4,444	-	*
RBC Capital Markets LLC Custodian Thomas J Guerin IRA (3)(79)	-	3,200	3,200	0.02%	3,200	-	*
David D Shively (3)(80)	-	3,800	3,800	0.02%	3,800	-	*
Golden Valley Tax Services LLC (3)(81)	-	3,444	3,444	0.02%	3,444	-	*
Cyberbahn Federal Solutions (3)(82)	-	7,400	7,400	0.04%	7,400	-	*
Clark Slater (3)(83)	-	4,000	4,000	0.02%	4,000	-	*
RBC Capital Markets LLC Custodian Rosa Arbelo-Velazquez IRA (3)(84)	-	300	300	0.00%	300	-	*
Geisha Alomar (3)(85)	-	14,800	14,800	0.09%	14,800	-	*
RBC Capital Markets LLC Custodian Rosa Arbelo-Velazquez Roth IRA (3)(86)	-	300	300	0.00%	300	-	*
Glenn E Droge (3)(87)	-	2,000	2,000	0.01%	2,000	-	*
RBC Capital Markets LLC Custodian Sheila Soto IRA (3)(88)	-	2,200	2,200	0.01%	2,200	-	*
Tim Herman (3)(89)	-	3,000	3,000	0.02%	3,000	-	*
Warberg WF VII LP (3)(90)	-	20,000	20,000	0.12%	20,000	-	*
KBB Asset Management (3)(91)	-	34,000	34,000	0.20%	34,000	-	*
Alta Partners (3)(92)	-	38,592	38,592	0.22%	38,592	-	*
KBB Asset Management (3)(93)	-	14,800	14,800	0.09%	14,800	-	*
James Morizio (3)(94)	-	7,422	7,422	0.04%	7,422	-	*
Michael Vasinkevich (3)(95)	-	690,639	690,639	3.84%	405,639	285,000	1.58%
Noam Rubinstein (3)(96)	-	338,835	338,835	1.92%	198,835	140,000	*
Mark Viklund (3)(97)	-	6,937	6,937	0.04%	6,937	-	*
Charles Worthman (3)(98)	-	10,756	10,756	0.06%	6,312	4,444	*
Craig Schwabe (3)(99)	-	28,500	28,500	0.16%	13,500	15,000	*
Armistice capital Master Fund Ltd.(3)(100)	-	75,000	75,000	0.43%	75,000	-	*
Sabby Volatility Warrant Master Fund, Ltd. (3)(101)	-	771,296	771,296	4.27%	75,000	696,296	3.85%
	-	2,898,444	2,898,444	14.35%	1,757,704	1,140,740	5.65%

* Less than 1%.

10

(1)         Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares (“Common Shares”) as to which a shareholder has sole or shared voting power or investment power, and also any Common Shares which the shareholder has the right to acquire within 60 days, including upon exercise of Common Shares purchase options or warrants. There were 17,295,703 Common Shares outstanding as of August 7, 2020. All shares referenced below are Common Shares.

(2)         Includes the sale of all Common Shares registered herein.

(3)         Certain information regarding each individual selling stockholder’s ownership of common shares before and after the sales of securities registered hereunder, as well as certain individuals holding voting and dispositive control of the securities is not currently known as this time. Such amounts and applicable persons will be provided by s prospectus supplement prior to the issuance of any of the shares of Common Stock underlying the Warrants.

(4)         The shares being registered include 27 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(5)         The shares being registered include 39 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(6)         The shares being registered include 270 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(7)         The shares being registered include 193 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(8)         The shares being registered include 224 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(9)         The shares being registered include 54 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(10)       The shares being registered include 39 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(11)       The shares being registered include 77 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(12)       The shares being registered include 97 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(13)       The shares being registered include 131 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(14)       The shares being registered include 39 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(15)       The shares being registered include 565 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(16)       The shares being registered include 283 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(17)       The shares being registered include 693 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(18)       The shares being registered include 20 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(19)       The shares being registered include 39 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

11

(20)       The shares being registered include 1,154 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(21)       The shares being registered include 77 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(22)       The shares being registered include 97 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(23)       The shares being registered include 39 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(24)       The shares being registered include 577 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(25)       The shares being registered include 154 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(26)       The shares being registered include 565 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(27)       The shares being registered include 154 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(28)       The shares being registered include 20 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(29)       The shares being registered include 9,616 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(30)       The shares being registered include 9,616 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(31)       The shares being registered include 154 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(32)       The shares being registered include 1,250 Common Shares underlying May 2016 Public Warrants issued in our May 2016 Underwritten Offering.

(33)       The shares being registered include 5,770 Common Shares underlying May 2016 Private Warrants issued in our May 2016 Private Offering.

(34)        The shares being registered include 3,077 Common Shares underlying May 2016 Private Warrants issued in our May 2016 Private Offering.

(35)       The shares being registered include 1,539 Common Shares underlying May 2016 Private Warrants issued in our May 2016 Private Offering.

(36)       The shares being registered include 18,750 Common Shares underlying August 2017 Warrants issued in our August 2017 Offering.

(37)       The shares being registered include 46,875 Common Shares underlying August 2017 Warrants issued in our August 2017 Offering.

(38)       The shares being registered include 46,875 Common Shares underlying August 2017 Warrants issued in our August 2017 Offering.

12

(39)       The shares being registered include (i) 57,407 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 57,407 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(40)       The shares being registered include (i) 18,500 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 18,500 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(41)       The shares being registered include (i) 1,500 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,500 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(42)       The shares being registered include (i) 9,261 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 9,261 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(43)       The shares being registered include (i) 16,666 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 16,666 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(44)       The shares being registered include (i) 16,666 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 16,666 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(45)       The shares being registered include (i) 1,650 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,650 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(46)       The shares being registered include (i) 3,700 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 3,700 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(47)       The shares being registered include (i) 2,775 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,775 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(48)       The shares being registered include (i) 2,250 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,250 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(49)       The shares being registered include (i) 2,775 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,775 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(50)       The shares being registered include (i) 2,775 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,775 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(51)       The shares being registered include (i) 3,400 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 3,400 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(52)       The shares being registered include (i) 2,775 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,775 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

13

(53)       The shares being registered include (i) 2,775 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,775 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(54)       The shares being registered include (i) 2,775 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,775 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(55)       The shares being registered include (i) 2,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(56)       The shares being registered include (i) 2,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(57)       The shares being registered include (i) 1,500 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,500 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(58)       The shares being registered include (i) 1,500 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,500 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(59)       The shares being registered include (i) 5,500 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 5,500 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(60)       The shares being registered include (i) 1,500 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,500 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(61)       The shares being registered include (i) 10,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 10,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(62)       The shares being registered include (i) 1,350 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,350 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(63)       The shares being registered include (i) 4,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 4,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(64)       The shares being registered include (i) 13,500 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 13,500 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(65)       The shares being registered include (i) 48,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 48,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(66)       The shares being registered include (i) 5,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 5,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

14

(67)       The shares being registered include (i) 3,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 3,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(68)       The shares being registered include (i) 24,722 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 24,722 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(69)       The shares being registered include (i) 8,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 8,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(70)       The shares being registered include (i) 3,704 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 3,704 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(71)       The shares being registered include (i) 2,222 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,222 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(72)       The shares being registered include (i) 2,222 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,222 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(73)       The shares being registered include (i) 7,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 7,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(74)       The shares being registered include (i) 3,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 3,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(75)       The shares being registered include (i) 19,445 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 19,445 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(76)       The shares being registered include (i) 10,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 10,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(77)       The shares being registered include (i) 5,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 5,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(78)       The shares being registered include (i) 2,222 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,222 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(79)       The shares being registered include (i) 1,600 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,600 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(80)       The shares being registered include (i) 1,900 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,900 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

15

(81)       The shares being registered include (i) 1,722 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,722 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(82)       The shares being registered include (i) 3,700 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 3,700 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(83)       The shares being registered include (i) 2,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 2,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(84)       The shares being registered include (i) 150 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 150 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(85)       The shares being registered include (i) 7,400 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 7,400 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(86)       The shares being registered include (i) 150 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 150Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(87)       The shares being registered include (i) 1,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(88)       The shares being registered include (i) 1,100 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,100 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(89)       The shares being registered include (i) 1,500 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 1,500 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(90)       The shares being registered include (i) 10,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 10,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(91)       The shares being registered include (i) 17,000 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 17,000 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(92)       The shares being registered include (i) 19,296 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 19,296 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(93)       The shares being registered include (i) 7,400 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 7,400 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

(94)       The shares being registered include (i) 3,711 Common Shares underlying July 2019 Series M Warrants issued in our July 2019 Offering, and (ii) 3,711 Common Shares underlying July 2019 Series N Warrants issued in our July 2019 Offering.

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(95)       The shares being registered include (i) 143,334 Common Shares underlying July 2019 Underwriter Warrants issued in our July 2019 Offering, (ii) 5,805 Common Shares underlying October 2018 PA Warrants issued in our October 2018 Offering, and (iii) 256,500 Common Shares underlying May 2020 PA Warrants issued in our May 2020 Offering. Michael Vasinkevich is an associated person of H.C. Wainwright & Co., LLC, a registered broker-dealer.

(96)        The shares being registered include (i) 70,000 Common Shares underlying July 2019 Underwriter Warrants issued in our July 2019 Offering, (ii) 2,835 Common Shares underlying October 2018 PA Warrants issued in our October 2018 Offering, and (iii) 126,000 Common Shares underlying May 2020 PA Warrants issued in our May 2020 Offering. Noam Rubinstein is an associated person of H.C. Wainwright & Co., LLC, a registered broker-dealer.

(97)       The shares being registered include (i) 6,667 Common Shares underlying July 2019 Underwriter Warrants issued in our July 2019 Offering and (ii) 270 Common Shares underlying October 2018 PA Warrants issued in our October 2018 Offering. Mark Viklund is an associated person of H.C. Wainwright & Co., LLC, a registered broker-dealer.

(98)       The shares being registered include (i) 2,222 Common Shares underlying July 2019 Underwriter Warrants issued in our July 2019 Offering, (ii) 90 Common Shares underlying October 2018 PA Warrants issued in our October 2018 Offering, and (iii) 4,000 Common shares underlying May 2020 PA Warrants issued in our May 2020 Offering. Charles Worthman is an associated person of H.C. Wainwright & Co., LLC, a registered broker-dealer.

(99)       The shares being registered include 13,500 Common Shares underlying May 2020 PA Warrants issued in our May 2020 Offering. Craig Schwabe is an associated person of H.C. Wainwright & Co., LLC, a registered broker-dealer.

(100)     The shares being registered include 75,000 Common Shares underlying October 2018 Warrants issued in our October 2018 Offering.

(101)     The shares being registered include 75,000 Common Shares underlying October 2018 Warrants issued in our October 2018 Offering.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Description of Warrants

As of August 7, 2020, there were warrants to purchase 4,926,743 shares of our common stock outstanding at a weighted-average exercise price of $4.05 per share and expiration dates from October 31, 2020 through May 22, 2025.

There is no established market for any of our warrants.

With respect to the 794,038 shares underlying Warrants being registered, the Warrants consist of the following:

May 2016 Public Warrants

On May 6, 2016, we completed the May 2016 Underwritten Offering, consisting of (i) shares of Common stock and (i) May 2016 Public Warrants. The May 2016 Public Warrants currently have an exercise price of $0.90 per share and expire on May 6, 2021. We are registering 26,263 shares of Common Stock underlying the May 2016 Public Warrants.

Form. The May 2016 Public Warrants were issued as individual warrants to each of the investors. You should review a copy of the form of May 2016 Public Warrant, attached as Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2016 for a complete description of the terms and conditions of the May 2016 Public Warrants.

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Exercisability. The May 2016 Public Warrants are exercisable immediately after the date of issuance, and at any time to the date that is five years from the date of issuance, at which time any unexercised May 2016 Public Warrants will expire and cease to be exercisable. The May 2016 Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If at any time after the initial exercise date, a registration statement registering the issuance of the shares of Common Stock underlying the May 2016 Public Warrants under the Securities Act, is not then effective or available, the holder may exercise the May 2016 Public Warrants through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the May 2016 Public Warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a May 2016 Public Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the May 2016 Public Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us.

Exercise Price; Anti-Dilution. Each May 2016 Public Warrant is exercisable for the purchase of a share of Common Stock at an exercise price of $0.90 per whole share, payable in U.S. dollars at the time of filing of this Prospectus. The exercise price is subject to adjustment in the event of sales of our Common Stock at a price per share less than the exercise price then in effect (or securities convertible or exercisable into Common Stock at a conversion or exercise price less than the exercise price then in effect). In addition, the exercise price and the number of shares issuable upon exercise are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the May 2016 Public Warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the May 2016 Public Warrants and a trading market is not expected to develop.

Exchange Listing. There is no established public trading market for the May 2016 Public Warrants, and we do not intend to apply to list the May 2016 Public Warrants on any securities exchange or automated quotation system

Fundamental Transactions. In the event of a fundamental transaction, as described in the May 2016 Public Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the May 2016 Public Warrants will be entitled to receive upon exercise of the May 2016 Public Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

A “Fundamental Transaction” is defined under the May 2016 Public Warrants as (i) we or any of our subsidiaries shall directly or indirectly (1) consolidate or merge with or into any other entity other than a subsidiary of ours, or (2) sell, lease, license, other than for purposes of granting a security interest assign, transfer, convey or otherwise dispose of all or substantially all of our respective properties or assets to any other person or entity, or (3) allow any other entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of our voting stock (4) reorganize, recapitalize or reclassify our common stock or enter into any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for cash or other property or (5) consummate a stock or share purchase agreement or other business combination with any other entity whereby such other person or entity acquires more than 50% of the outstanding shares of our voting stock.

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Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a May 2016 Public Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the May 2016 Public Warrant.

May 2016 Private Warrants

On May 14, 2016, we completed the May 2016 Private Offering, consisting of (i) shares of Common stock and (i) May 2016 Private Warrants. The May 2016 Private Warrants currently have an exercise price of $0.90 per share and expire on May 14, 2021. We are registering 10,386 shares of Common Stock underlying the May 2016 Private Warrants.

The May 2016 Private Warrants contain substantially the same terms as the May 2016 Public Warrants that were issued in our May 2016 Underwritten Offering. Please see “May 2016 Public Warrants” described above in our “Description of Securities to be Registered” section of this Prospectus.

August 2017 Warrants

On August 1, 2017, we completed the August 2017 Offering, consisting of (i) shares of Common stock and (ii) August 2017 Warrants. The August 2017 Warrants currently have an exercise price of $0.90 per share and expire on July 30, 2024. We are registering 112,500 shares of Common Stock underlying the August 2017 Warrants.

Form. The August 2017 Warrants were issued as individual warrant agreements to the investors. You should review a copy of the form of August 2017 Warrant, attached as Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2017 for a complete description of the terms and conditions of the August 2017 Warrants.

Exercisability. The August 2017 Warrants are exercisable at any time after their issuance until the seven (7) year anniversary of their issuance. The August 2017 Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the August 2017 Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. No fractional shares of Common Stock will be issued in connection with the exercise of an August 2017 warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. If a registration statement under the Securities Act covering the exercise of the August 2017 Warrants is not available in the future, then the holder may exercise the August 2017 Warrants using “cashless exercise,” in whole or in part, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the August 2017 Warrant.

Limitations on Exercise and Issuance. A holder may not exercise an August 2017 Warrant and we may not issue shares of Common Stock under the August 2017 Warrants if, after giving effect to the exercise or issuance the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of our Common Stock. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to us.

Exercise Price; Anti-Dilution. Each August 2017 Warrant is exercisable for the purchase of a share of Common Stock at an exercise price of $0.90 per whole share at the time of filing of this Prospectus. The exercise price is subject to adjustment in the event of sales of our Common Stock at a price per share less than the exercise price then in effect (or securities convertible or exercisable into Common Stock at a conversion or exercise price less than the exercise price then in effect). In addition, the exercise price and the number of shares issuable upon exercise are subject to adjustment in the event of certain stock dividends and distributions, stock splits, issuances of variable priced securities, or similar events affecting our shares of Common Stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the August 2017 Warrants may be offered for sale, sold, transferred or assigned without our consent. However, there is no established public trading market for the August 2017 Warrants and we do not expect one to develop.

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Fundamental Transactions. The August 2017 Warrants prohibit us from entering into transactions constituting a “fundamental transaction” (as defined in the August 2017 Warrants) unless the successor entity assumes all of our obligations under the August 2017 Warrants and the other transaction documents in a written agreement approved by the “required holders” of the August 2017 Warrants. The definition of “fundamental transaction” includes, but is not limited to, mergers, a sale of all or substantially all our assets, certain tender offers and other transactions that result in a change of control. Notwithstanding the preceding paragraph, in the event of any “fundamental transaction,” the holders of the August 2017 Warrants will be entitled to receive, in lieu of our shares and at the holders’ option, cash in an amount equal to the Black Scholes value (as defined in the form of August 2017 Warrant) of the remaining unexercised portion of the August 2017 Warrant on the date of the transaction.

Rights as a Stockholder. Except as otherwise provided in the August 2017 Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of an August 2017 Warrant does not have the rights or privileges of a holder of Common Stock, including any voting rights, until the holder exercises the August 2017 Warrant.

Waivers and Amendments. The terms of the August 2017 Warrants may be amended or waived with the written consent of the Company and the holders of outstanding August 2017 Warrants representing at least 50.1% of the shares of Common Stock underlying such August 2017 Warrants at the time of such modification.

Market and Exchange Listing. There is no established public trading market for the August 2017 Warrants, and we do not intend to apply to list the August 2017 Warrants on any securities exchange or automated quotation system.

October 2018 Warrants

On October 29, 2018, we completed the October 2018 Offering, consisting of (i) shares of Common Stock and October 2018 Warrants. The October 2018 Warrants have an exercise price of $15.00 per share and expire on October on April 29, 2024. We are registering 150,000 shares of Common Stock underlying the October 2018 Warrants.

Form. The October 2018 Warrants were issued as individual warrants to each of the investors. You should review a copy of the form of October 2018 Warrant, attached as Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2018 for a complete description of the terms and conditions of the October 2018 Warrants.

Exercisability. The October 2018 Warrants are exercisable beginning April 29, 2019, and at any time to the date that is April 29, 2024, at which time any unexercised October 2018 Warrants will expire and cease to be exercisable. The October 2018 Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If at any time after the initial exercise date, a registration statement registering the issuance of the shares of Common Stock underlying the October 2018 Warrants under the Securities Act, is not then effective or available, the holder may exercise the October 2018 Warrants through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the October 2018 Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of an October 2018 Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the October 2018 Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us.

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Exercise Price. Each October 2018 Warrant is exercisable for the purchase of a share of Common Stock at an exercise price of $15.00 per whole share, payable in U.S. dollars at the time of filing of this Prospectus. The exercise price and the number of shares issuable upon exercise are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the October 2018 Warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the October 2018 Warrants and a trading market is not expected to develop.

Exchange Listing. There is no established public trading market for the October 2018 Warrants, and we do not intend to apply to list the October 2018 Warrants on any securities exchange or automated quotation system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the October 2018 Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the May 2016 Public Warrants will be entitled to receive upon exercise of the May 2016 Public Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Fundamental Transaction. In the event of a fundamental transaction, as described in the October 2018 Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the October 2018 Warrants will be entitled to receive upon exercise of the their respective warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised such warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction, subject to an exception as described in the October 2018 Warrants, the holders of the October 2018 Warrants have the right to require us or a successor entity to redeem such warrants for cash (or, under certain circumstances, for consideration in the same form as the consideration in the fundamental transaction) in the amount of the Black Scholes value of the unexercised portion of the October 2018 Warrants within 30 days of the date of the consummation of the fundamental transaction as described in the October 2018 Warrants.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of an October 2018 Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the October 2018 Warrant.

October 2018 PA Warrants

Pursuant to our October 2018 Offering, we issued 9,000 October 2018 PA Warrants. The October 2018 PA Warrants currently have an exercise price of $17.50 per share and expire on April 29, 2019. We are registering 9,000 shares of Common Stock underlying the October 2018 PA Warrants.

The October 2018 PA Warrants contain substantially the same terms as the October 2018 Warrants that were issued in our October 2018 Offering, except as described herein. Please see “October 2018 Warrants” described above in our “Description of Securities to be Registered” section of this Prospectus.

July 2019 Series M and Series N Warrants

On July 30,2019, we completed the July 2019 Offering consisting of (i) shares of Common stock, (ii) July 2019 Series M Warrants, and (iii) July 2019 Series N Warrants. The July 2019 Series M Warrants and July 2019 Series N Warrants both currently have an exercise price of $2.70 per share. The July 2019 Series M Warrants expire on December 31, 2020 and the July 2019 Series N Warrants expire on July 30, 2024. We are registering (i) 413,666 shares of Common Stock underlying the July 2019 Series M Warrants and (ii) 413,666 shares of Common Stock underlying the July 2019 Series N Warrants.

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Form. The July 2019 Series M Warrants and July 2019 Series N Warrants were issued as individual warrants to the investors. You should review a copy of the form of July 2019 Series M Warrant and July 2019 Series N Warrant, attached as Exhibit 4.45 to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on July 24, 2019 for a complete description of the terms and conditions of the July 2019 Series M Warrants and July 2019 Series N Warrants.

Exercisability. The July 2019 Series M Warrants and July 2019 Series N Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the July 2019 Series M Warrants and July 2019 Series N Warrants to the extent that the holder would own more than 4.99% (or at the election of a holder, 9.99%) of the outstanding Common Stock immediately after exercise. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to us.

Duration and Exercise Price. Each July 2019 Series M Warrant and July 2019 Series N Warrants has a current exercise price equal to $2.70 per share of Common Stock. The July 2019 Series M Warrants and July 2019 Series N Warrants are immediately exercisable and the July 2019 Series M Warrants expire on December 31, 2020 and the July 2019 Series N Warrants expire on July 25, 2024. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Cashless Exercise. If, at the time a holder exercises its July 2019 Series M Warrants or July 2019 Series N Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the 2019 Series M Warrants and July 2019 Series N Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the July 2019 Series M Warrants and July 2019 Series N Warrants.

Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of the July 2019 Series M Warrants and July 2019 Series N Warrants. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Transferability Subject to applicable laws, a July 2019 Series M Warrant and July 2019 Series N Warrant may be transferred at the option of the holder upon surrender of the July 2019 Series M Warrant and July 2019 Series N Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the July 2019 Series M Warrants or July 2019 Series N Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the July 2019 Series M Warrants or July 2019 Series N Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the July 2019 Series M Warrants and July 2019 Series N Warrants, or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the July 2019 Series M Warrants and July 2019 Series N Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their respective July 2019 Series M Warrants or July 2019 Series N Warrants. The July 2019 Series M Warrants and July 2019 Series N Warrants provide that holders have the right to participate in distributions or dividends paid on our Common Stock.

Fundamental Transaction. In the event of a fundamental transaction, as described in the July 2019 Series M Warrants and July 2019 Series N Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the July 2019 Series M Warrants and July 2019 Series N Warrants will be entitled to receive upon exercise of the their respective warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised such warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction, subject to an exception as described in the July 2019 Series M Warrants and July 2019 Series N Warrants, the holders of the July 2019 Series M Warrants and July 2019 Series N Warrants N Warrants have the right to require us or a successor entity to redeem such warrants for cash (or, under certain circumstances, for consideration in the same form as the consideration in the fundamental transaction) in the amount of the Black Scholes value of the unexercised portion of the July 2019 Series M Warrants and July 2019 Series N Warrants within 30 days of the date of the consummation of the fundamental transaction as described in the July 2019 Series M Warrants and July 2019 Series N Warrants.

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July 2019 Underwriter Warrants

Pursuant to our July 2019 Offering, we issued 222,223 July 2019 Underwrite Warrants. The July 2019 Underwriter Warrants currently have an exercise price of $3.375 per share and expire on July 25, 2024. We are registering 222,223 shares of Common Stock underlying the July 2019 Underwriter Warrants.

The July 2019 Underwriter Warrants contain substantially the same terms as the July 2019 Series N Warrants that were issued in our July 2019 Offering, except as described herein. Please see “July 2019 Series M and Series N Warrants” described above in our “Description of Securities to be Registered” section of this Prospectus.

May 2020 PA Warrants

Pursuant to our May 2020 Offering, we issued 400,000 May 2020 PA Warrants. The May 2020 PA Warrants currently have an exercise price of $1.25 per share and expire on May 22, 2025. We are registering 400,000 shares of Common Stock underlying the May 2020 PA Warrants.

Form. The May 2020 PA Warrants were issued to our placement agent as partial compensation. You should review a copy of the form of May 2020 PA Warrant, attached as Exhibit 4.01 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2020 for a complete description of the terms and conditions of the May 2020 PA Warrants.

Exercisability. The May 2020 PA Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the May 2020 PA Warrants to the extent that the holder would own more than 4.99% (or at the election of a holder, 9.99%) of the outstanding Common Stock immediately after exercise. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to us.

Duration and Exercise Price. Each May 2020 PA Warrant has a current exercise price equal to $1.25 per share of Common Stock. The May 2020 PA Warrants are immediately exercisable and the May 2020 PA Warrants expire on May 22, 2025. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Cashless Exercise. If, at the time a holder exercises its May 2020 PA Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the May 2020 PA Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the May 2020 PA Warrants.

Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of May 2020 PA Warrants. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

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Transferability Subject to applicable laws, May 2020 PA Warrant may be transferred at the option of the holder upon surrender of the May 2020 PA Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the May 2020 PA Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the May 2020 PA Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the May 2020 PA Warrants, or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the May 2020 PA Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their May 2020 PA Warrants. The May 2020 PA Warrants provide that holders have the right to participate in distributions or dividends paid on our Common Stock.

Fundamental Transaction. In the event of a fundamental transaction, as described in the May 2020 PA Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the May 2020 PA Warrants will be entitled to receive upon exercise of the their respective warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised such warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction, subject to an exception as described in the May 2020 PA Warrants, the holders of the May 2020 PA Warrants have the right to require us or a successor entity to redeem such warrants for cash (or, under certain circumstances, for consideration in the same form as the consideration in the fundamental transaction) in the amount of the Black Scholes value of the unexercised portion of the May 2020 PA Warrants within 30 days of the date of the consummation of the fundamental transaction as described in the May 2020 PA Warrants.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our restated certificate of incorporation and restated by-laws, as they are in effect as of the date of this prospectus. For more detailed information, please see our amended and restated certificate of incorporation and restated bylaws, which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 300,000,000 shares of common stock, par value $0.01 per share, and 7,000,000 shares of preferred stock, par value $0.01 per share. As of August 17, 2020, we had:

•	17,295,703 shares of common stock outstanding held of record by 53 stockholders, which does not include stockholders who hold their shares in “street name”; and

•	200,000 shares of our Series A 4.5% Convertible Preferred Stock which is convertible into 38,874 shares of common stock subject to certain ownership restrictions.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, subject to the holder of our Series A 4.5% Convertible Preferred Stock having the ability to appoint one director, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus are fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

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Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to an additional 6,800,000 shares of preferred stock in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock until our board of directors determines the specific rights of the holders of preferred stock. However, effects of the issuance of preferred stock include restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, and making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of our preferred stock.

Series A 4.5% Convertible Preferred Stock

We currently have outstanding 200,000 shares of Series A 4.5% Convertible Preferred Stock with a stated value of $12.7895 per share and which are immediately convertible into an aggregate of 38,874 shares of common stock, subject to a beneficial ownership limitation not allowing the holder to have greater than a 19.99% voting interest. The Series A Preferred Stock has no provisions regarding subsequent securities issuances or so called “price protection provisions.” The holders of Series A Preferred Stock shall be entitled receive 4.5% dividends in cash or additional shares of Series A Preferred Stock if and when declared by the Company’s board of directors in preference to the payment of any dividends on the Common Stock. The holders of Series A Preferred Stock shall have no voting rights but shall be entitled to appoint one (1) member to our board of directors. This right to appoint a member of the board of directors will terminate when there are less than 200,000 shares of Series A Preferred Stock outstanding.

Preferred Stock in General

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference, if any, per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

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•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

•	any material limitations on issuance of any class or series of preferred stock ranking pari passu with or senior to the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. We act as the transfer agent and registrar for out Series A 4.5% Convertible Preferred Stock. In the event we issue any preferred stock in the future pursuant to this prospectus, the transfer agent and registrar for such preferred stock will be set forth in the applicable prospectus supplement.

Anti-Takeover Effects of Some Provisions of Delaware Law

Provisions of Delaware law could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	The stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

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Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our amended and restated bylaws provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting or longer, following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions. Our amended and restated bylaws provides any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the corporation then entitled to vote in the election of directors.

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our amended and restated bylaws provide that only our board of directors, the chairperson of the board or the chief executive officer (or president, in the absence of a chief executive officer) or holders of more than twenty percent (20%) of the total voting power of the outstanding shares of capital stock may call a special meeting of stockholders. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Limitations on Liability and Indemnification of Officers and Directors

Our amended restated certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, and our restated certificate of incorporation and restated bylaws provide for indemnification of our officers and directors to the fullest extent permitted by such law.

The Offering

This offering involves the offer and sale by us of 1,757,704 shares of our Common Stock issuable upon the exercise of the Warrants described above. Upon the cash exercise of the Warrants, subject to certain adjustments, we will receive gross proceeds of approximately $5,525,533.

NASDAQ Capital Market Listing

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “SNCA.”

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PLAN OF DISTRIBUTION

The Common Stock sold in this offering will be offered solely by us and will be issued and sold upon the exercise of the Warrants described herein. For the holders of Warrants to exercise the Warrants, the shares issuable upon exercise must either be registered under the Securities Act of 1933, as amended, or exempt from registration. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by the Silvestre Law Group, P.C., Westlake Village, California. The Silvestre Law Group, P.C. or its affiliates or principals own approximately 2,308 of our Common Stock purchase warrants.

EXPERTS

The consolidated financial statements as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019 incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Dixon Hughes Goodman LLP, our current independent registered public accounting firm.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may obtain copies of our public filings, as noted in the paragraph below or by writing or telephoning us at:

Seneca Biopharma, Inc.

Attn: Investor Relations

20271 Goldenrod Lane, Floor 2

Germantown, Maryland 20876

Phone: (301)-366-4841

Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can also inspect reports, proxy statements and other information about us at the offices of the National Association of Securities Dealers, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. We maintain a website at http://www.senecabio.com.  Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement or the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement, and you should read it with the same care that you read this prospectus supplement. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement, and will be considered to be a part of this prospectus supplement from the date those documents are filed.

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We incorporate by reference into this prospectus supplement the following documents and information filed with the SEC:

•	Our Annual Report on Form 10-K filed with the SEC on March 27, 2020, for the year ended December 31, 2019;

•	Our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2020 and June 30, 2020, filed with the SEC respectively on May 15, 2020 and August 13, 2020;

•	Our Definitive Proxy Statement on Form 14A for our 2020 Annual Meeting of Stockholders, filed with the SEC on June 24, 2020;

•	Our Current Reports on Form 8-K filed with the SEC on April 2, 2020, April 7, 2020, April 15, 2020, April 20, 2020, May 27, 2020, June 12, 2020, August 10, 2020, and September 9, 2020 (excluding any information furnished in such reports under Item 2.02 and Item 7.01); and

•	the description of our common stock and related rights contained in our registration statement on Form 8-A (File No. 001-33672), filed with the Commission on July 1, 2015, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are made after the date of this prospectus supplement and before the termination of the offering of securities offered by this prospectus supplement. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any of the documents incorporated by reference into this prospectus supplement, at no cost, by writing or telephoning us at the following address: Seneca Biopharma, Inc., Attn: Investor Relations, 20271 Goldenrod Lane, Germantown, Maryland 20876 Phone: (301) 366-4960.

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SENECA BIOPHARMA, INC.

1,757,704 Shares of Common Stock

September 23, 2020